Registration No. 333-

As filed with the Securities and Exchange Commission on February 7, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0407811
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

(Address of Principal Executive Offices)(Zip Code)

MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan

(Full title of the plan)

Daniel P. Gold

President & Chief Executive Officer

MEI Pharma, Inc.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

(858) 369-7100

(Name, address and telephone number of agent for service)

with copies to:

Steven A. Navarro, Esq.

Finnbarr D. Murphy, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00000002 per share	8,903,794 shares(1)	$2.75(2)	$24,485,433.50(2)	$2,967.63(3)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock issuable pursuant to the MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act (based upon the average of the high and low sales price for the Registrant’s common stock as reported on the Nasdaq Capital Market on February 1, 2019). The foregoing calculation is solely for the purpose of determining the registration fee.

(3)	Based upon the proposed maximum offering price per share, calculated as described in footnote (2) above.

EXPLANATORY NOTE

MEI Pharma, Inc. (formerly known as Marshall Edwards, Inc.) (“we” or “the Company”) previously filed a Registration Statement on Form S-8 (File No. 333-156985) (the “Original Registration Statement”) with respect to the Marshall Edwards, Inc. 2008 Stock Omnibus Equity Compensation Plan (the “Plan”). On December 1, 2011, our stockholders approved an amendment and restatement of the Plan to increase the aggregate number of shares of our common stock, par value $0.00000002 per share (the “Common Stock”) that may be subject to awards under the Plan by 1,800,000 shares. On February 21, 2012, we filed an additional Registration Statement on Form S-8 (File No. 333-179591) (the “Second Registration Statement”) to cover such additional 1,800,000 shares of Common Stock. On December 3, 2014, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards under the Plan by an additional 1,750,000 shares. On January 26, 2015, we filed an additional Registration Statement on Form S-8 (File No. 333-201703) (the “Third Registration Statement”) to cover such additional 1,750,000 shares of Common Stock. On December 3, 2015, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards under the Plan by an additional 2,750,000 shares. On August 24, 2016, we filed an additional registration statement on Form S-8 (File No. 333-213278) (the “Fourth Registration Statement”) to cover such additional 2,750,000 shares of Common Stock. On December 1, 2016, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards under the Plan by an additional 3,500,000 shares. On February 16, 2017, we filed an additional registration statement on Form S-8 (File No. 333-216103) (the “Fifth Registration Statement” and, together with the Original Registration Statement, the Second Registration Statement, the Third Registration Statement and the Fourth Registration Statement, the “Prior Registration Statements”) to cover such additional 3,500,000 shares of Common Stock. On November 29, 2018, our stockholders approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock that may be subject to awards by an additional 8,903,794 shares. This Registration Statement covers such additional 8,903,794 shares of Common Stock. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference.

The Amended and Restated 2008 Stock Omnibus Equity Compensation Plan filed herewith as Exhibit 4.1 replaces the Exhibit 4.2 previously filed with the Prior Registration Statements other than the Fifth Registration Statement and Exhibit 4.1 previously filed with the Fifth Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the Commission on August 30, 2018;

(b)

Our Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2018, filed with the Commission on November 8, 2018, and for the fiscal quarter ended December 31, 2018, filed with the Commission on February 7, 2019;

(c)	Our Current Reports on Form 8-K filed with the Commission on July 16, 2018, November 5, 2018, November 30, 2018 and December 3, 2018;

(d)	Our Definitive Proxy Statement on Schedule 14A for the annual meeting of stockholders held on November 29, 2018, filed with the Commission on October 11, 2018; and

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-109129) filed with the Commission on September 25, 2003 and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description

4.1	Amended and Restated 2008 Stock Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 30, 2018 (File No. 000-50484)).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of BDO USA, LLP.

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 7, 2019.

MEI Pharma, Inc.

By:	/s/ Daniel P. Gold
Name:	Daniel P. Gold
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Daniel P. Gold and Brian G. Drazba, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated, on February 7, 2019:

Signature	Title

/s/ Daniel P. Gold	President, Chief Executive Officer and Director (Principal Executive Officer)
Daniel P. Gold

/s/ Brian G. Drazba	Secretary, Chief Financial Officer (Principal Financial and Accounting Officer)
Brian G. Drazba

/s/ Christine A. White	Chairman of the Board
Christine A. White

/s/ William D. Rueckert	Director
William D. Rueckert

/s/ Charles V. Baltic III	Director
Charles V. Baltic III

/s/ Thomas C. Reynolds	Director
Thomas C. Reynolds

/s/ Nicholas R. Glover	Director
Nicholas R. Glover

/s/ Kevan E. Clemens	Director
Kevan E. Clemens

/s/ Frederick W. Driscoll	Director
Frederick W. Driscoll